UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	January 28, 2009

FBL Financial Group, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Iowa	1-11917	42-1411715
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

5400 University Avenue, West Des Moines, Iowa		50266
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	515-225-5400

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Top of the Form

Item 8.01 Other Events.

On January 28, 2009, FBL Financial Group announced to its employees that in order to control expenses during these turbulent economic times, it has implemented a companywide workforce reduction of 76 employees. The majority of the affected employees are based in FBL’s West Des Moines home office. FBL has taken other actions to reduce expenses in recent months, including eliminating open positions and streamlining operations with the implementation of automated workflow systems and other process improvements. As a result of these actions, FBL expects to achieve annual cost savings of approximately $7 million (pre-tax). In addition, salaries for executives have been frozen for 2009. FBL expects to record a pre-tax special charge of $1.2 million in the first quarter of 2009 related to this workforce reduction.

Certain statements made by FBL in this filing are considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act. There are a number of risks and uncertainties that could cause actual results to differ materially from those expressed or implied. Factors that could cause actual results to differ materially are discussed in FBL’s filings with the Securities and Exchange Commission and include the current difficult financial markets, the economy, liquidity and access to capital, investment valuations, interest rate changes, competitive factors, the ability to attract and retain sales agents and a decrease in ratings. These forward-looking statements are based on assumptions which FBL Financial Group believes to be reasonable. No assurance can be given that the assumptions will prove to be correct.

Top of the Form

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FBL Financial Group, Inc.

January 28, 2009	By:	James P. Brannen

Name: James P. Brannen
Title: Chief Financial Officer